EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the reference to our firm under the caption “Experts” and to the incorporation into this Amendment No. 1 to Post-Effective Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-167631) by reference to our report dated November 11, 2009 relating to the consolidated financial statements of Unilife Corporation and subsidiaries as of June 30, 2009 and for the fiscal years ended June 30, 2009 and June 30, 2008 contained in Unilife Corporation’s annual report on Form 10-K for the fiscal year ended June 30, 2010.
/s/ BDO Kendalls Audit & Assurance (WA) Pty Ltd
Perth, Western Australia
November 15, 2010